Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 27, 2013

Nabors Industries Ltd.

515 W. Greens Road, Suite 1200

Houston, Texas 77067

Gentlemen:

We hereby consent to (i) the inclusion of our third party letter report dated February 8, 2013, containing our opinion on the proved reserves attributable to certain properties owned by Ramshorn Investments, Inc. in the Southern Miluveach Unit located on the North Slope of Alaska, dated February 8, 2013 (our Report), as an exhibit to the Annual Report on Form 10—K of Nabors Industries Ltd. (Nabors) for the fiscal year ended December 31, 2012 (the Annual Report); (ii) the use of and reference to our Report under the captions “Properties” in Item 2, and “Supplemental Information on Oil and Gas Exploration and  Production Activities (unaudited)” and “Oil and Gas Reserves” in Item 8 of the Annual Report; and (iii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared our Report under such items; provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth contained therein because our estimates of the reserves and discounted present worth values have been combined with estimates of reserves and discounted present worth values prepared by other petroleum consultants in the Annual Report. We further consent to the incorporation by reference thereof into Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291, 333-166598 and 333-184165) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration Number 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716